Exhibit 99.9

Execution Version

November 27, 2024

To:	CD&R Channel Holdings II, L.P.
c/o Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, NY 10152
Attention: Andrew Campelli
Email: acampelli@cdr.com

From:	UBS AG, London Branch
c/o UBS Securities LLC
1285 Avenue of the Americas, 8th Floor
New York, NY 10019
Attention: Strategic Equity Solutions
Email: OL-SESGNotifications@ubs.com

Re:	Share Purchase Transactions

Dear Sirs and Mesdames,

This master confirmation (this “Master Confirmation”) sets forth the terms and conditions of certain share purchase transactions (each, a “Transaction”) entered into from time to time between CD&R Channel Holdings II, L.P. (“Counterparty”) and UBS AG, London Branch (“UBS”), represented by UBS Securities LLC (“Agent”) as its agent. This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Trade Notification in the form of Schedule A hereto (a “Trade Notification”), which shall reference this Master Confirmation and supplement, form a part of and be subject to this Master Confirmation and shall be binding upon the parties hereto absent manifest error. This Master Confirmation and each Trade Notification together shall constitute a “Confirmation” under the Agreement specified below.

1. The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions, as published by the International Swaps and Derivatives Association, Inc. (the “Equity Definitions”) are incorporated into this Master Confirmation. The Transaction shall be deemed to be a “Share Forward Transaction” for purposes of the Equity Definitions. This Master Confirmation and each Trade Notification evidence a complete and binding agreement between Counterparty and UBS as to the terms of each Transaction to which this Master Confirmation and such Trade Notification relate.

This Master Confirmation and each Trade Notification supplement, form parts of and are subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if UBS and Counterparty had executed an agreement in such form on the date of this Master Confirmation (without any Schedule except for (i) the election of New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law, (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to each of UBS and Counterparty as if (x) the phrase “, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement and (y) the “Threshold Amount” with respect to UBS were 3% of the stockholders’ equity of UBS’ ultimate parent and the “Threshold Amount” with respect to Counterparty were USD 25 million (provided that the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”), and (iii) the election that in relation to Counterparty, Clayton, Dubilier & Rice Fund XII, L.P. (“Parent”) shall be a Credit Support Provider and the guarantee of the Parent dated as of the date of this Master Confirmation shall be a Credit Support Document). All provisions contained in the Agreement govern this Master Confirmation and each Trade Notification except as expressly modified below or in the related Trade Notification. If there is any inconsistency among the Agreement, this Master Confirmation, any Trade Notification and the Equity Definitions, the following will prevail in the order of precedence indicated: (i) such Trade Notification, (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.

2. Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Trade Notification relating to any Transaction, shall govern such Transaction.

General Terms:

Trade Date:	November 27, 2024.

Effective Date:	For each Transaction, as set forth in the related Trade Notification.

Buyer:	Counterparty

Seller:	UBS

Issuer:	Resideo Technologies, Inc.

Shares:	The common stock, par value USD0.001, of Issuer (Exchange symbol: REZI)

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Prepayment / Variable
Obligation:	Not Applicable

Settlement Terms:

Physical Settlement:	Applicable. With respect to any Shares delivered by UBS under the Transaction, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that would arise if Counterparty were an “affiliate” of Issuer (as such term is used in the Securities Act of 1933, as amended (the “Securities Act”)).

Number of Shares:	For each Transaction, to be the least of (x) the Cap Amount divided by the Forward Price (rounded down to the nearest whole number of Shares), and such number of Shares calculated in clause (x), the “Maximum Shares” for such Transaction), (y) the lesser of (i) 4.9% of the number of Shares outstanding at any applicable time of determination based on the most recent public filing of Issuer, and (ii) in the event that there are more than 10 Disrupted Days in full and/or Disregarded Days during the Calculation Period for such Transaction, the number of Shares with respect to which UBS or its Affiliates have been able to establish its Hedge Position taking into account Disregarded Days and Disrupted Days during the Calculation Period and using its commercially reasonable efforts to maximize its Hedge Position up to the

Maximum Shares (provided that, the number of Shares equal to such Hedge Position shall not be less than the product of (I) the Maximum Shares for such Transaction and (II) (i) (a) the number of Scheduled Trading Days that are not Disrupted Days in full during the Calculation Period minus (b) the number of Disregarded Days during the Calculation Period for such Transaction divided by (ii) the number of Scheduled Trading Days from, and including, the Effective Date for such Transaction to, and including, the Original Scheduled Date without giving effect to any extension pursuant to the proviso in “Original Scheduled Date”)) and (z) the number of Shares (rounded down to the nearest whole number of Shares) that, together with (I) 18,517,830 Shares, issuable upon the conversion of the shares of Series A Cumulative Convertible Participating Preferred Stock of Issuer held by Counterparty and its Affiliates (the “PIPE Shares”), (II) OMP Shares (as defined below) and (III) the aggregate Number of Shares under any Transactions hereunder settled prior to such Transaction, equals 19.9% of the sum of (a) the number of Shares outstanding at the time of such determination based on the most recent public filing of Issuer (excluding any Shares issued upon conversion of PIPE Shares) and (b) 18,517,830 Shares.

Cap Amount:	For each Transaction, as set forth in the related Trade Notification.

Calculation Period:	The period commencing on and including the Effective Date and ending on but excluding the Valuation Date.

Settlement Date:	For each Transaction, as set forth in the related Trade Notification.

Valuation Date:	The earlier of (x) the Original Scheduled Date and (y) the Accelerated Valuation Date.

Unadjusted Original Scheduled Date:	For each Transaction, as set forth in the related Trade Notification to be [****][1].

Original Scheduled Date:	For each Transaction, the Unadjusted Original Schedule Date for such Transaction; provided that the Original Scheduled Date shall be automatically extended by a number of Scheduled Trading Days equal to the number of Disregarded Days during the Calculation Period but in no case later than the Cutoff Date and as provided in “Valuation Disruption” below. For the avoidance of doubt, in no event shall the Original Scheduled Date be later than the Cutoff Date.

Cutoff Date:	For each Transaction, the date that is the 10th Scheduled Trading Day following the Original Scheduled Date.

[1]	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Accelerated Valuation Date:	For each Transaction, the Exchange Business Day following UBS’ written notice to Counterparty stating that (i) the number of Shares as of such date UBS or its affiliates has established as its Hedge Position equals 4.9% of the number of Shares outstanding as of such date based on the most recent public filing of Issuer or (ii) the sum of (w) the number of Shares as of such date UBS or its affiliates has established as its Hedge Position for such Transaction, (x) 18,517,830 Shares, (y) the number of OMP Shares (as defined below) and (z) the aggregate Number of Shares under any Transactions hereunder settled prior to such Transaction, equals 19.9% of the sum of (a) the number of Shares outstanding at the time of such determination based on the most recent public filing of Issuer (excluding any Shares issued upon conversion of PIPE Shares) and (b) 18,517,830 Shares.

Number of Shares to be Delivered:	For each Transaction, the Number of Shares.

Forward Price:	An amount equal to the product of (A)(i) the arithmetic average of the Daily VWAPs for the Scheduled Trading Days in the Calculation Period, other than any Scheduled Trading Day that is a Disregarded Day, subject to “Valuation Disruption” below, minus (ii) the Forward Price Adjustment Factor and (B) the sum of 1 plus the Forward Fee, as adjusted by the Calculation Agent in a commercially reasonable manner to account for the aggregate amount of any Extraordinary Dividends paid on the Shares constituting UBS’ Hedge Position as of the open of business on the ex-dividend date for such Extraordinary Dividend.

Forward Price Adjustment Factor:	For each Transaction, as specified in Annex A hereto.

Disregarded Day:	A Scheduled Trading Day (i) for which the Daily VWAP for such Scheduled Trading Day exceeds the Disregarded Day Price and (ii) that is not a Disrupted Day in full, in each case, as determined by the Calculation Agent.

Disregarded Day Price:	For each Transaction, as specified in Annex A hereto.

Forward Fee:	For each Transaction, as specified in Annex A hereto.

Daily VWAP:	For each Exchange Business Day, as determined by the Calculation Agent based on the volume-weighted average price at which the Shares trade as reported in the composite transactions for U.S. exchanges and quotation systems, during the regular trading session for the Exchange on such Exchange Business Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Exchange Business Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Exchange Business Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Exchange Business Day that do not satisfy the requirements of Rule 10b-18(b)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “REZI <Equity> AQR_SEC” (or any successor thereto), or if such price is not so reported on such Exchange Business Day for any reason or is, in the Calculation Agent’s determination, erroneous, such Daily VWAP shall be as determined by the Calculation Agent. For purposes of calculating the Daily VWAP, the Calculation Agent will only include those trades (collectively, “Rule 10b-18 Eligible Transactions”) that (x) do not constitute trades described in clauses (i) to (iv) above and (y) are reported during the period of time in which Counterparty could purchase the Shares in compliance with Rule 10b-18(b)(2) as if it were an “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) of Issuer and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Exchange Act.

Valuation Disruption:	If a Disrupted Day occurs during the Calculation Period, the Calculation Agent may, by written notice to Counterparty, postpone the Original Scheduled Date by up to one Scheduled Trading Day for each such Disrupted Day. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event, the Calculation Agent shall also determine whether any such Disrupted Day (i) is a Disrupted Day in full, in which case the Daily VWAP for such Disrupted Day shall not be included for purposes of determining the Forward Price, or (ii) is a Disrupted Day only in part, in which case the Daily VWAP for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 Eligible Transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended (in each case, as determined by the Calculation Agent), and the weighting of the Daily VWAP for the relevant Exchange Business Day shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price with such adjustments taking into account the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

Any Exchange Business Day on which, as of the Trade Date, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs during the Calculation Period, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day (a “Disruption Event”), then the Calculation Agent may (x) deem such ninth Scheduled Trading Day to be an Exchange Business Day that is not a

Disrupted Day and determine the Daily VWAP for such ninth Scheduled Trading Day using its good faith estimate of the value of the Shares on such ninth Scheduled Trading Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate, (y) deem such Disruption Event (and each consecutive Disrupted Day thereafter) to be a Potential Adjustment Event and/or (z) deem such Disruption Event to be an Additional Termination Event in respect of such Transaction, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.

The Calculation Agent (x) shall use commercially reasonable efforts to notify the parties of any Disrupted Day as promptly as practicable (not later than three Local Business Days following such Disrupted Day) and (y) shall use good faith efforts to notify the parties of any determination pursuant to these Valuation Disruption provisions of (i) whether any Disrupted Day is a Disrupted Day in full or a Disrupted Day in part and (ii) the Daily VWAP for any Disrupted Day in part as promptly as practicable, but no later than the third Local Business Day following the last consecutive affected Exchange Business Day.

Market Disruption Events:	Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that UBS or its affiliates (collectively, “UBS Group”), based upon the advice of counsel, determines in good faith and in a commercially reasonable manner that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by UBS Group), applied generally by UBS Group in the relevant business on a non-discriminatory basis, for UBS Group to refrain from or decrease any market activity in connection with the relevant Transaction. UBS shall promptly notify Counterparty upon exercising its rights pursuant to this provision and shall subsequently notify Counterparty in writing on the day UBS reasonably believes in good faith and upon the advice of counsel that it may resume its market activity; provided that UBS shall not be required to communicate to Counterparty the reason for UBS’ exercise of its rights pursuant to this provision if UBS reasonably determines in good faith that disclosing such reason may result in a violation of any legal, regulatory, or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by UBS Group).

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Dividend:	Any dividend or distribution on the Shares.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Tender Offer:	Applicable; provided that for purposes of Section 12.3(d) of the Equity Definitions, references in the definition of “Tender Offer” in the Equity Definitions to “10%” shall be replaced with 30%. For the avoidance of doubt, the Transactions entered into by Counterparty hereunder shall not constitute a Tender Offer.

Consequences of Tender Offer:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Announcement Event:	If an Announcement Date occurs in respect of any event or transaction that would, if consummated, lead to (i) a Merger Event (for the avoidance of doubt, determined without regard to the language in the definition of “Merger Event” following the definition of “Reverse Merger” therein) or a Tender Offer, (ii) the sale or transfer of all or substantially all of the assets of Issuer, (iii) any acquisition by Issuer or any of its subsidiaries where the estimated value of the aggregate consideration transferable by Issuer or its subsidiaries exceeds 50% of the market capitalization of Issuer, in each case, as determined by the Calculation Agent as of a date, on or after the first related Announcement Date, reasonably selected by the Calculation Agent or (iv) any lease, exchange, transfer, disposition (including, without limitation, by way of spin-off or distribution) of assets (including, without limitation, any capital stock or other ownership interests or other ownership interest in Issuer’s subsidiaries) or other similar event by Issuer or any of its subsidiaries where the estimated value of the aggregate consideration transferable to or receivable by Issuer or its subsidiaries exceeds 50% of the market capitalization of Issuer, in each case as determined by the Calculation Agent as of a date, on or after the first related Announcement Date, reasonably selected by the Calculation Agent (such occurrence, an “Announcement Event” and a transaction described in clauses (ii) through (iv), a “Significant Transaction”), as determined by the Calculation Agent, then UBS may elect that the “Consequences of Announcement Events” set forth below shall apply in respect of such Announcement Event.

Announcement Date:	The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions is hereby amended by replacing clauses (i) and (ii) with the following: “(i) in the case of a Merger Event or a Significant Transaction, the date of the first public announcement by any person or entity of any intention to engage in or to explore the possibility of engaging in a transaction (whether or not subsequently amended) that would, if consummated, lead to a Merger Event or a Significant Transaction, as determined by the Calculation Agent, (ii) in the case of a Tender Offer, the date of the first public announcement by any person or entity of any intention to purchase or otherwise obtain or to explore the possibility of purchasing or otherwise obtaining the requisite number of voting shares or Shares (whether or not subsequently amended) that would, if consummated, lead to a Tender Offer, as determined by the Calculation Agent (or, in the case of either clause (i) or (ii), any subsequent public announcement of a withdrawal, discontinuation, termination or other change to such transaction or intention (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuance of, such a transaction or intention)),”.

Consequences of Announcement Events:	With respect to any Announcement Event, the Calculation Agent will determine the economic effect of such Announcement Event on the theoretical value of the Transaction (and may take into account, without limitation, any change in volatility, expected dividends, correlation, stock loan rate or liquidity relevant to the Shares or to such Transaction) and (i) the Calculation Agent will adjust the terms of such Transaction to reflect such economic effect to UBS and determine the effective date of such adjustment or (ii) if the Calculation Agent determines, on or after the Announcement Date, that no adjustment it could make under clause (i) above is likely to produce a commercially reasonable result, notify the parties that such Transaction will be terminated, in which case the amount payable upon such termination will be determined by UBS pursuant to the terms of this Master Confirmation as if such Announcement Event were an Extraordinary Event to which Cancellation and Payment were applicable. For the avoidance of doubt, any such adjustment shall be without prejudice to the application of the provisions set forth in the preceding sentence, “Consequences of Merger Events” and/or “Consequences of Tender Offers” with respect to any other Announcement Date in respect of the same event or transaction, or, if the related Merger Date or Tender Offer Date occurs on or prior to the Valuation Date or earlier date of termination or cancellation, with respect to the related Merger Event or Tender Offer; provided that any such adjustment shall be taken into account by the Calculation Agent or the Determining Party, as the case may be, in determining any subsequent adjustment to the terms of such Transaction, or in subsequently determining any Cancellation Amount or an Early Termination Amount, as the case may be, on account of any related Announcement Date, Merger Event or Tender Offer.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”, (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (iv) by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the phrase “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”; provided, that any determination to be made by Hedging Party shall be made in good faith and to the extent applicable, in a manner consistent with the requirements, policies or procedures of Hedging Party that are generally applicable in similar situations and applied to the Transaction in a non-discriminatory manner and in a consistent manner to similarly affected transactions generally.

(b) Insolvency Filing:	Applicable

(c) Hedging Disruption:	Applicable; provided that Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(d) Increased Cost of Hedging:	Applicable

Hedging Party:	For all applicable events, UBS

Determining Party:	For all applicable events, UBS

For the avoidance of doubt, in its capacity as a Hedging Party and Determining Party, UBS shall, when making any determination or calculation, act in good faith in a commercially reasonable manner, and to the extent applicable, in a manner consistent with the requirements, policies or procedures of UBS that are generally applicable in similar situations and applied to transactions that are similar to the Transaction in a non-discriminatory manner; and upon request from Counterparty, UBS shall as promptly as commercially practicable provide Counterparty with a written explanation describing in reasonable detail any determination or calculation made by UBS as Hedging Party or Determining Party (but without disclosing UBS’ proprietary models or other information that may be proprietary or subject to a contractual, legal or regulatory obligations to not disclose such information).

Calculation Agent:	UBS; provided that, following the occurrence of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which UBS is the Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent with respect to the Transactions under this Master Confirmation. UBS shall bear the costs and expenses incurred by Counterparty in connection with the replacement of UBS as Calculation Agent.

Following any determination or calculation by the Calculation Agent hereunder, upon a request by Counterparty, the Calculation Agent shall promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by e-mail to the email address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models used by it for such determination or calculation or any information that may be proprietary or confidential or subject to a contractual, legal or regulatory obligation not to disclose such information. Whenever the Calculation Agent is required or permitted to exercise discretion in any way, it will do so in good faith and in a commercially reasonable manner.

Non-Reliance:	Applicable

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.	Additional Provisions Relating to Transactions in the Shares.

(a)

Counterparty acknowledges and agrees that UBS or its Affiliates may, during the period from and including the Effective Date for any Transaction to and including the earlier of (i) Original Scheduled Date and (ii) the date two (2) Exchange Business Days immediately following any Accelerated Valuation Date (the “Relevant Period”), purchase Shares or enter into other hedging transactions in connection with such Transaction, but that UBS is under no obligation to do so. Any such purchases or other transactions will be conducted independently of Counterparty. The timing of any such purchases or other transactions by UBS or its Affiliates, the number of Shares purchased or volume or terms of other transactions effected by UBS or its Affiliates on any day, the price paid per Share pursuant to such purchases or other transactions and the manner in which such purchases are made or such other transactions are executed, including without limitation whether such purchases or other transactions are made on any securities exchange or privately, shall be within the absolute discretion of UBS or its Affiliates. UBS or its Affiliates shall make all purchases in connection with any Transaction in accordance with applicable law.

(b)

During the Relevant Period, without the prior written consent of UBS, Counterparty and its Affiliates shall not, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument with a hedging, averaging, valuation or similar relevant period that overlaps with the Relevant Period) purchase or sell, offer to purchase or sell, place any bid or limit order that would effect a purchase or sale of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares.

4.	Additional Representations, Warranties and Agreements.

(a)

In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere in this Confirmation, Counterparty represents and warrants to and for the benefit of, and agrees with, UBS as of the Trade Date as follows:

(i)

Neither Counterparty nor Parent is aware of any material nonpublic information regarding Issuer or the Shares. Counterparty is not entering into this Master Confirmation “on the basis of” (as defined in Rule 10b5-1(b) under the Exchange Act) any material nonpublic information regarding Issuer or the Shares.

(ii)

Counterparty is not entering into this Master Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the Exchange Act.

(iii)	Counterparty is not and, after giving effect to any Transaction, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(iv)

Counterparty is in compliance in all material respects with its reporting requirements under Sections 13 and 16(a) of the Exchange Act in respect of the Shares, and Counterparty shall comply in all material respects with such reporting requirements in respect of any Transaction.

(v)	Counterparty is not an “affiliated purchaser” of Issuer as such term is used in Rule 10b-18 under the Exchange Act.

(vi)

Without limiting any representation contained in Section 3(a)(iii) of the Agreement, (A) the execution, delivery and performance of this Master Confirmation, any Credit Support Document, the related Trade Notification and any other documentation relating to the Agreement to which Counterparty or any of its Affiliates is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, investment agreement, lockup agreement, registration rights agreement, confidentiality agreement or other agreement binding on Counterparty or its Affiliates or affecting Counterparty, its Affiliates or any of their respective assets and (B) any Transaction, nor the taking of any action hereunder or in connection herewith, shall violate any corporate policy of Issuer (including, but not limited to, any window period policy) or other rules or regulations of Issuer applicable to Counterparty or any of its Affiliates, in each case, other than restrictions with respect to which Counterparty has obtained the necessary approval, consent or waiver from Issuer (the “Issuer Consent”).

(vii)	There are no contractual, legal, regulatory or other restrictions applicable to any Transaction contemplated hereby other than the Issuer Consent.

(viii)

None of Counterparty or any of its Affiliates has taken a substantial step or steps to commence, or has commenced, a tender offer (within the meaning of Rule 14e-3 under the Exchange Act) in respect of the Shares, nor shall Counterparty or any of its Affiliates take any such step or steps while any Transaction is outstanding.

(b)

Each of UBS and Counterparty represents and warrants to the other as of the Trade Date that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended, and is a “qualified investor” as that term is defined in the Exchange Act.

(c)

Counterparty acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to UBS as of the Trade Date that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into each Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of any Transaction has not been and will not be registered under the Securities Act and is restricted under the Agreement, the Securities Act and state securities laws.

(d)

Counterparty acknowledges that UBS has informed Counterparty that UBS is a “financial institution” and a “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that it is the intent of the parties that this Master Confirmation and any related Trade Notification constitute a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection with the related Transaction is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (B) UBS is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(o), 546(e), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(e)

It is the intent of the parties that each Transaction hereunder comply with the requirements of Rule 10b5-1(c)(1)(i)(A) and (B) under the Exchange Act, and the parties agree that each Transaction, this Master Confirmation and each Trade Notification shall be interpreted to comply with the requirements of Rule 10b5-1(c). Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that, subject to the obligations of UBS and its Affiliates set forth in Section 3(a) hereof, (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether UBS make any “purchases” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) of Shares under each Transaction entered into hereunder or enters into any other hedging transactions in connection with such Transaction, (B) during the Relevant Period, neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any material nonpublic information regarding Issuer or the Shares to any employee of UBS or its Affiliates that Counterparty reasonably believes to be responsible for trading the Shares or executing any hedging transactions in connection with the Transaction contemplated hereby, (C) Counterparty is entering into each Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 under the Exchange Act and (D) Counterparty will not “alter or deviate” from this Master Confirmation or any Trade Notification in a manner that would cause such purchases hereunder not to be “pursuant to a contract, instruction, or plan” (within the meaning of Rule 10b5-1(c)(1)(i)(C)) or enter into or alter a “corresponding or hedging transaction or position” (within the meaning of Rule 10b5-1(c)(1)(i)(C)) with respect to the Shares. Counterparty further agrees to act in good faith with respect to each Transaction. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation and any Trade Notification must be effected in accordance with the requirements for the amendment or termination of a “plan” (within the meaning of Rule 10b5-1(c) under the Exchange Act). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty or Parent or any of their officers or directors is aware of any material nonpublic information regarding Issuer or the Shares.

(f)

Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to the Transactions governed hereby; (ii) will exercise independent judgment in evaluating any recommendation of UBS or its associated persons, unless it has otherwise notified UBS in writing; and (iii) has total assets of at least USD 50,000,000 as of the date hereof.

(g)

COUNTERPARTY UNDERSTANDS THAT ANY TRANSACTION HEREUNDER IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

(h)

The assets used in connection with the execution, delivery and performance of the Agreement and the Transactions entered into hereunder are not and will not be the assets of (A) an “employee benefit plan” (with the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, (B) a “plan” described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) to which Section 4975 of the Code applies or (C) an entity whose underlying assets include “plan assets” by reason of Department of Labor regulations located at 29 C.F.R. section 2510.3-101 (as modified by Section 3(42) of ERISA).

(i)

While any Transaction is outstanding, Counterparty shall not become, and shall not take any action that with the passage of time or the satisfaction of conditions would or would reasonably be expected to cause it to become, an “affiliate” of Issuer (as such term is defined in Section 101(2) of the Bankruptcy Code) without the prior written consent of UBS.

5.	Acknowledgements Regarding Hedging.

Counterparty acknowledges and agrees that:

(a)

During the Relevant Period for any Transaction, UBS and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to such Transaction;

(b)	UBS and its Affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to any Transaction;

(c)

Without limiting the generality of Section 3(a) above, UBS shall make its own determination as to whether, when or in what manner any hedging or market activities in Issuer’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and/or the Daily VWAP for each Transaction; and

(d)

Any market activities of UBS and its Affiliates with respect to the Shares under any Transaction may affect the market price and volatility of the Shares, as well as the Forward Price and/or the Daily VWAP, each in a manner that may be adverse to Counterparty.

6.	Additional Provisions Relating to Delivery of Shares.

(a)

UBS may postpone the Original Scheduled Date for any Transaction or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Shares, upon written notice to Counterparty, if UBS determines, in its reasonable discretion, that such postponement or extension is reasonably necessary or appropriate to preserve UBS’ hedging or hedge unwind activity hereunder in light of existing liquidity conditions (including but not limited to the liquidity in the stock borrow market) or to enable UBS or its Affiliates to effect transactions with respect to Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if UBS or its Affiliates were an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to UBS and its Affiliates.

(b)

UBS may, by notice to Counterparty on or prior to the Settlement Date for any Transaction, elect to deliver any Shares deliverable on such Settlement Date on the one or two Exchange Business Days immediately prior to such Settlement Date and/or such Settlement Date (each, a “Staggered Settlement Date”) or at two or more times on such Settlement Date as follows: (i) in such notice, UBS will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Settlement Date, but not earlier than the date that is the second Exchange Business Day immediately prior to such Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under the applicable settlement method above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that UBS or its Affiliates will deliver to Counterparty pursuant to such Transaction on all such Staggered Settlement Dates and delivery times will equal the number of Shares that UBS would otherwise be required to deliver on such Settlement Date.

7. Transfer. Notwithstanding anything to the contrary in the Agreement, UBS may assign or transfer its rights or obligations under any Transaction, in whole or in part, to any of its Affiliates of equivalent or better credit quality (or whose obligations under such Transaction are guaranteed by a person of such credit quality); provided that, under applicable law as in effect on the date of such transfer or assignment, (i) Counterparty will not be required to pay to the transferee an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement (except in respect of interest under Section 9(h)) as a result of such transfer or assignment; and (ii) Counterparty will not receive a payment from which an amount has been withheld or deducted, on account of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement in respect of which the other party is not required to pay an additional amount as a result of such transfer or assignment. In addition, if at any time at which (A) the Ownership Percentage exceeds 4.9% or (B) the Ownership Percentage exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A) or (B), an “Excess Ownership Position”), UBS is unable after using its commercially reasonable efforts to effect a transfer or assignment of such Transaction to a third party on pricing terms reasonably acceptable to UBS and within a time period reasonably acceptable to UBS such that no Excess Ownership Position exists, then UBS may deem that an Additional Termination Event has occurred with respect to a portion of such Transaction (the “Terminated Portion”), such that following termination of the Terminated Portion no Excess Ownership Position would exist, with Counterparty as the sole Affected Party. The “Ownership Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that UBS and and/or its Affiliates hold for the purposes of a Transaction hereunder and (B) the denominator of which is the number of Shares outstanding. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that would give rise to restrictions or reporting or registration obligations (other than an obligation to file a Schedule 13G with the U.S. Securities and Exchange Commission (“SEC”)) or other requirements (including obtaining prior approval from any person or entity) of a UBS Person, or otherwise result in an adverse effect on a UBS Person, under any Applicable Restriction, as determined by UBS in its reasonable discretion, minus (B) 0.1% of the number of Shares outstanding.

8.	Additional Provisions.

(a)

Counterparty represents and warrants to UBS as of the date hereof that it and its Affiliates, collectively, beneficially own (as used in Rule 13d-3 under the Exchange Act) an aggregate of 18,517,830 Shares (“Current Ownership”), including the Shares issuable upon conversion of the PIPE Shares. Counterparty hereby covenants to UBS that it will not, and will cause any of its Affiliates not to, without the prior written consent of UBS, purchase any additional Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares during the Plan Period (as defined below) other than the OMP Shares.

(b)

Counterparty and UBS hereby agree that this Master Confirmation shall constitute a binding contract or instruction satisfying the requirements of Rule 10b5-1(c) under the Exchange Act to enter into one or more Transactions hereunder, each evidenced by a Trade Notification substantially in the form of Schedule A hereto during the period beginning on the first Scheduled Trading Day following the later of (i) the 90th day after the later of (x) the Trade Date and (y) the day on which UBS receives Counterparty’s last Open Market Purchase Notice (as defined below), if any, and (ii) the earlier of (A) the second Exchange Business Day following the disclosure of Issuer’s financial results in its Form 10-K for Issuer’s fiscal year ending December 31, 2024 and (B) the 120th day after the later of (I) the Trade Date and (II) the day on which UBS receives Counterparty’s last Open Market Purchase Notice, if any (the “Commencement Date”) and ending on the earlier of (a) May 31, 2026 and (b) the Settlement Date under a Transaction following which Counterparty’s beneficial ownership (as used in Rule 13d-3 under the Exchange Act) of the Shares following the settlement of such Transaction, together with the sum of the Current Ownership and the OMP Shares, would be up to 19.9% of the sum of (x) the number of Shares outstanding at the time of such determination based on the most recent public filing of Issuer (excluding any Shares issued upon conversion of PIPE Shares) and (y) 18,517,830 Shares (the “Plan Period”). The Effective Date of the first Transaction shall be the Commencement Date, and each subsequent Transaction shall be entered into on the first Scheduled Trading Day following the Settlement Date of the immediately preceding Transaction and such first Scheduled Trading Day shall be the Effective Date of such subsequent Transaction, until the end of the Plan Period. Each Transaction hereunder shall have a Cap Amount up to [****][2]. The Forward Price Adjustment Factor, Forward Fee, Disregarded Day Price for each Transaction hereunder shall be as specified in the Annex A hereto. During the Plan Period, UBS shall, no later than the Scheduled Trading Day immediately preceding the Effective Date of each Transaction (provided that such date is [****][3] prior to May 31, 2026), deliver a duly executed Trade Notification with respect to such Transaction to Counterparty.

(c)

From to time but in any event no later than December 14, 2024, Counterparty may deliver to UBS a written notice stating the number of Shares it and its Affiliates purchased in open market transactions as of the date of such notice (such shares, the “OMP Shares”, and such notice, the “Open Market Purchase Notice”).

(d)

Subject to Section 4(e) hereof, Counterparty may, in its sole discretion, terminate all remaining Transactions with Effective Dates following the date of such termination, and the terms of this Master Confirmation solely to the extent relating to each Trade Notification with respect to each such Transaction, upon delivery of a written notice (including via email) to UBS not less than two Exchange Business Days prior to the earliest Effective Date under such Transactions.

[2]	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
[3]	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(e)

Counterparty shall promptly, but in no case no later than one Scheduled Trading Day prior to the date on which it files any Schedule 13D/A with the SEC in connection with the Shares, provide a draft of such filing to UBS and provide UBS with a reasonable opportunity to comment thereon.

9.	Account Details.

Payments to UBS:	To be advised

Deliveries of Shares to Counterparty:	To be advised

10.	Submission to Jurisdiction; Waiver of Jury Trial.

(a)

EACH PARTY HEREBY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY SUIT, LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND/OR ANY TRANSACTION, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK, SITTING IN NEW YORK COUNTY, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF, HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(b)

EACH OF COUNTERPARTY AND UBS HEREBY IRREVOCABLY WAIVES (ON SUCH PARTY’S OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF SUCH PARTY’S STOCKHOLDERS OR OTHER EQUITY HOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS MASTER CONFIRMATION, EACH TRADE NOTIFICATION, ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE PARTIES AND THEIR RESPECTIVE AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11. Tax Disclosure. Notwithstanding any provision in this Master Confirmation or any Trade Notification, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

12. Tax Matters. For purposes of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to UBS a duly executed and completed United States Internal Revenue Service Form W-8IMY (or successor thereto), together with the required schedule and a duly executed W-8IMY (or successor thereto) of each owner of Counterparty), along with the withholding foreign partnership certificate meeting the requirements of section 1.1441-5(c)(2)(iv) of US Treasury Regulations of each such owner, (i) upon execution of this Agreement, (ii) promptly upon reasonable demand by UBS, and (iii) promptly upon learning that any such form previously provided to UBS has become obsolete or incorrect. UBS shall provide to Counterparty an applicable duly executed and completed United States Internal Revenue Service Form W-8IMY (or successor thereto), together with a duly executed and completed U.S. Internal Revenue Service Form W-9 for Agent, (i) upon execution of this Master Confirmation, (ii) promptly upon reasonable demand by Counterparty and (iii) promptly upon learning that any such form previously provided to Counterparty has become obsolete or incorrect.

13. Incorporation of ISDA 2015 Section 871(m) Protocol. The parties to this Master Confirmation agree that the amendments set out in the Attachment to the ISDA 2015 Section 871(m) Protocol published by ISDA on November 2, 2015 and available on the ISDA website (www.isda.org) shall apply to this Master Confirmation and any Trade Notification. The parties further agree that this Master Confirmation and any Trade Notification will be deemed to be a Covered Master Agreement and that the Implementation Date shall be the effective date of this Master Confirmation as amended by the parties for the purposes of such Protocol amendments regardless of the definitions of such terms in the Protocol.

14. FATCA. The term “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

15. [Reserved.]

16. Payee Tax Representations. For the purpose of Section 3(f) of the Agreement, the parties make the representations below:

(i) UBS makes the following Payee Tax Representations:

(1) UBS represents that it is acting as nominee on behalf of Agent, a person that is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for United States federal income tax purposes.

(ii) Counterparty makes the following Payee Tax Representations.

(1) Counterparty is a Cayman Islands exempted limited partnership, taxable as a partnership for US federal income tax purposes and each of its owners has elected to be a withholding foreign partnership as that term is used in section 1.1441-5(c)(2) of the U.S. Treasury Regulations for US federal income tax purposes.

(2) Counterparty is a “foreign person” (as that term is used in section 1.6041-4(a)(4) of United States Treasury Regulations).

17.	Role of Agent.

(a)

Agent shall act as “agent” for UBS and Counterparty within the meaning of Rule 15a-6 under the Exchange Act. Agent is not a principal to this Master Confirmation or any Trade Notification and shall have no responsibility or liability to UBS or Counterparty in respect of this Master Confirmation or such Trade Notification including, without limitation, in respect of the failure of UBS or Counterparty to pay or perform under this Master Confirmation or such Trade Notification. Each of UBS and Counterparty agrees to proceed solely against the other to collect or recover any securities or money owing to it in connection with or as a result of this Master Confirmation or any Trade Notification. Agent shall otherwise have no liability in respect of this Master Confirmation or any Trade Notification, except for its bad faith, gross negligence or willful misconduct in performing its duties as agent hereunder. As a broker-dealer registered with the SEC, Agent, in its capacity as agent, will be responsible for (i) effecting each Transaction contemplated in this Master Confirmation or any Trade Notification, (ii) issuing all required notices, confirmations and statements to UBS and Counterparty and (iii) maintaining books and records relating to this Master Confirmation or any Trade Notification.

(b)	Any and all notices, demands, or communications of any kind relating to any Transaction between UBS and Counterparty shall be transmitted exclusively through Agent at the following address:

UBS AG, London Branch

c/o UBS Securities LLC

1285 Avenue of the Americas

New York, NY 10019

Attn: Strategic Equity Solutions Group

Telephone: (212) 713-4419

Email: OL-SESGNotifications@ubs.com, steve.studnicky@ubs.com, matthew.dejana@ubs.com with a copy to: UBS Legal Department

11 Madison Avenue

New York, NY 10010

Attn: Gianluca Parigi

Telephone: 212 713-4981

Email: ol-sesglegalus@ubs.com

Any notices or communications to Counterparty shall be sent to:

CD&R Channel Holdings II, L.P.

c/o Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, NY 10152

Attn: Andrew Campelli

Email: acampelli@cdr.com

with a copy to (which copy alone shall not constitute notice):

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, New York 10001

Attention: Peter J. Loughran, Uri Herzberg

Email: pjloughran@debevoise.com, uherzberg@debevoise.com

18. Swiss Stay. The terms of the Swiss Jurisdictional Module and the ISDA Resolution Stay Jurisdictional Modular Protocol (each published by the ISDA and together, the “Swiss Stay Provisions”) are incorporated into and form part of the Agreement. For purposes thereof, the Agreement shall be deemed a Covered Agreement and the terms of the Swiss Stay Provisions shall apply to the Agreement as if UBS is a Regulated Entity Counterparty and Counterparty is a Module Adhering Party with the Implementation Date deemed to be the date of the Agreement. In the event of any inconsistencies between the Agreement and the Swiss Stay Provisions, the Swiss Stay Provisions will prevail.

19. General Obligations Law of New York. With respect to any Transaction, (i) this Master Confirmation, as supplemented by the related Trade Notification, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (ii) such Trade Notification each constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (iii) this Master Confirmation constitutes a prior “written contract” as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Master Confirmation, as supplemented by the applicable Trade Notification.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Master Confirmation.

Yours faithfully,

UBS AG, LONDON BRANCH

By:	/s/ Steve Studnicky
Name: Steve Studnicky
Title: Managing Director

By:	/s/ Matthew Dejana
Name: Matthew Dejana
Title: Executive Director

UBS SECURITIES LLC, as Agent for UBS AG, LONDON BRANCH

By:	/s/ Steve Studnicky
Name: Steve Studnicky
Title: Managing Director

By:	/s/ Matthew Dejana
Name: Matthew Dejana
Title: Executive Director

Confirmed as of the date first written above:

CD&R Channel Holdings II, L.P.

By: CD&R Investment Associates XII, Ltd., its general partner

By:	/s/ Rima Simson
Name: Rima Simson
Title: Vice President, Treasurer and Secretary

[Signature Page to Master Confirmation]

ANNEX A

Forward Price Adjustment Factor:	As determined by the Calculation Agent as of the Valuation Date.

Forward Fee:	[****][4]

Disregarded Day Price:	[****][5]

[4]	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
[5]	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE A

FORM OF TRADE NOTIFICATION

To:	CD&R Channel Holdings II, L.P. c/o Clayton, Dubilier & Rice, LLC 375 Park Avenue, 18th Floor New York, NY 10152 Attention: Andrew Campelli Email: acampelli@cdr.com

From:	UBS AG, London Branch c/o UBS Securities LLC 1285 Avenue of the Americas, 8th Floor New York, NY 10019 Attention: Strategic Equity Solutions Email: OL-SESGNotifications@ubs.com

Re:	Share Purchase Transaction

(Transaction Reference Number:_______________________)

The purpose of this Trade Notification is to confirm the terms and conditions of the Transaction entered into between UBS AG, London Branch (“UBS”), represented by UBS Securities LLC (“Agent”) as its agent, and CD&R Channel Holdings II, L.P. (“Counterparty”) (together, the “Contracting Parties”) on the Effective Date specified below. This Trade Notification is a binding contract between UBS and Counterparty as of the Trade Date for the Transaction referenced below.

1. This Trade Notification supplements, forms part of, and is subject to the Master Confirmation dated as of November 27, 2024 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Trade Notification except as expressly modified below.

2. The additional terms of the Transaction to which this Trade Notification relates are as follows:

Effective Date:	[__][6]

Cap Amount:	[****][7][8]

Unadjusted Original Scheduled Date:	[****][9]

Settlement Date:	[****][10]

[6]	For the first Transaction, to be the Commencement Date. For each subsequent Transaction, the first Scheduled Trading Day following the Settlement Date of the immediately preceding Transaction.
[7]	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
[8]	Applicable for each Transaction.
[9]	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
[10]	Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule A – 1

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Trade Notification.

Yours faithfully,

UBS AG, London Branch

By:
Name:
Title:

By:
Name:
Title:

UBS SECURITIES LLC, as Agent for UBS AG, London Branch

By:
Name:
Title:

[Signature Page to Trade Notification]